UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12
INFOSEARCH MEDIA, INC.

(Name of Registrant as Specified In Its Charter)
MARTIAL CHAILLET
GEMINI PARTNERS, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Gemini Partners, Inc. (“Gemini”) and Martial Chaillet (“Chaillet”) are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of a slate of director nominees at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of InfoSearch Media, Inc., a Delaware corporation. Gemini and Chaillet have not yet filed a proxy statement with the SEC with regard to the Annual Meeting.
Item 1: On May 1, 2008, Gemini and Chaillet issued the following press release:
GEMINI PARTNERS AND MARTIAL CHAILLET TO COMPEL INFOSEARCH MEDIA TO HOLD ANNUAL MEETING AND TO SEEK NOMINEES TO REPLACE DIRECTORS
LOS ANGELES, Calif. — May 1, 2008 — Gemini Partners, Inc. and Martial Chaillet, announced today that they have determined to seek nominees to replace all or part of the Board of Directors of InfoSearch Media, Inc. currently consisting of David Warthen, Scott Brogi and George Lichter.
InfoSearch Media last allowed its owners to elect their representatives on the Board more than 16 months ago on December 12, 2006, in non-compliance with Section 211 of the Delaware General Corporation Law that required an annual meeting to be held by January 12, 2008, a date that was within the Delaware-mandated 13 months from the date of InfoSeach Media’s last annual meeting at which directors were elected. As a result, Gemini Partners and Mr. Chaillet have filed a lawsuit against InfoSearch Media in the Delaware Court of Chancery, seeking to compel InfoSearch Media to hold its 2008 Annual Meeting of Stockholders at which it will elect directors to its Board.
Nathan Johnson, Principal of Gemini Partners, commented, “We attempted to change the Board at the last annual meeting. Since that time, the Board has continued to demonstrate its inability and unwillingness to serve the best interests of the stockholders. Without change to the existing Board, we fear that the company’s intrinsic value will continue to erode further. Furthermore, in breach of one of the most basic tenets of corporate governance, the Board last permitted the stockholders to elect directors to the Board more than 16 months ago. This has only served to increase our concern that the current Board of Directors is incapable of honoring its fiduciary duties to the stockholders. The failure of the Board to schedule an annual meeting of stockholders, in violation of Delaware law, reaffirms our skepticism regarding the Board.”
Gemini Partners and Martial Chaillet expect to file today with the Securities and Exchange Commission a Schedule DFAN 14A initiating the process of soliciting proxies from stockholders of InfoSearch Media.
About Gemini Partners:
Gemini Partners, Inc. is a Los Angeles-based boutique investment bank providing corporate finance, merger and acquisition advisory and valuation advisory services to small to middle market private and public companies. For additional information, visit http://www.geminipartners.net
About InfoSearch Media
InfoSearch Media (http://www.infosearchmedia.com), an Internet marketing company, is the largest dedicated provider of search-targeted text and video content for the Internet designed to obtain more cost-effective traffic for customers of every size. InfoSearch Media’s network of professional writers, editors, technical specialists and video producers also helps businesses succeed on the web by implementing text and video content-based Internet marketing solutions. Whether a business needs local traffic in 100 cities or is a content publisher who understands the need for targeted on-line content, InfoSearch Media offers the outsourced solutions, capacity and reputation to help it win the audience it needs on the Internet.
Certain Information Concerning Participants
In connection with their intended proxy solicitation, Gemini Partners, Inc. (“Gemini”) and Martial Chaillet (“Chaillet”) intend to file a proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2008 Annual Meeting of Stockholders of InfoSearch Media, Inc., a Delaware corporation (the “Company”).
GEMINI AND CHAILLET STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING DETAILED INFORMATION RELATING TO GEMINI AND CHAILLET AND NATHAN JOHNSON AND MATTHEW JOHNSON, WHO MAY BE DEEMED TO BE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.
As of May 1, 2008, Gemini directly beneficially owned 300,000 shares of common stock of the Company (the “Shares”) and Chaillet directly beneficially owned 1,289,474 Shares. By virtue of their relationship with each other, Gemini and Chaillet may be deemed to indirectly beneficially own the Shares that are directly beneficially owned by the other. The aggregate 1,589,474 Shares constitute approximately 3.0% of the Shares outstanding. Currently, Messrs. Johnson and Johnson do not directly own any Shares. However, by virtue of their relationship with Gemini and Chaillet, each of Messrs. Johnson and Johnson may be deemed to indirectly beneficially own the 1,289,474 Shares directly beneficially owned by Chaillet and the 300,000 Shares directly beneficially owned by Gemini.
Contact:
Gemini Partners, Inc.
Nathan Johnson
(310) 696-4001